Exhibit 10.01

September 15, 2014
Mark Carges

Dear Mark:
You are scheduled to separate from your employment with eBay Inc. (“eBay” or the “Company”) on November 3, 2014 ("Separation Date"). This letter agreement ("Separation Agreement" or “Agreement”) sets forth the separation benefits for which you are eligible if you sign this Separation Agreement. Please note that the Separation Agreement contains a release of claims against eBay.

1.
SEPARATION. On your Separation Date, the Company will pay you all accrued salary, subject to standard payroll deductions and withholdings, earned through the Separation Date. You will also be paid all accrued and unused vacation time earned through the Separation Date, subject to standard payroll deductions and withholdings, and any ESPP contributions withheld thus far for the current purchase period (if applicable). You are entitled to these payments regardless of whether you sign this Agreement.

2.
SEPARATION PAY. Although the Company is not required to provide separation pay, the Company will make a separation payment to you in the form of a lump sum payment in the amount of $468,750, which is equivalent to nine (9) months base salary, subject to standard deductions and withholdings and less any sums owing to the Company. You will receive this payment within 30 days of the latter of the Separation Date or the Effective Date (see item 17).

3.
BONUS. You will be eligible to receive a prorated annual bonus through November 3, 2014, paid out at target for the individual component and based on actual Company performance should the Company meet the threshold to pay out a bonus. This will be paid out in accordance with the plan with an anticipated pay out in March of 2015 (and not later than March 15, 2015).

4.
EQUITY. Pursuant to the terms of your equity grant(s), vesting of your eBay stock options and restricted stock units (“RSUs”) will cease on the Separation Date. You are allowed to exercise your vested stock options only during the time period set forth in the award agreement(s). As part of this Agreement, the Company will accelerate 21,831 RSUs that were earned in connection with the 2012-2013 Performance-Based Restricted Stock Unit Cycle and were scheduled to vest on March 1, 2015. These RSUs will vest on your Separation Date and will be settled and distributed to you shortly thereafter.

5.
HEALTH COVERAGE. As provided by the federal COBRA law and by the Company's current group health plan, you will be eligible to continue your health coverage following the Separation Date.  You are entitled to COBRA coverage whether or not you sign this Separation Agreement.  Your current health coverage is paid through midnight on the last day of the calendar month in which you terminate. You will be provided with a separate notice of your COBRA rights. If you sign this Separation Agreement, the Company will enroll you and pay your COBRA premiums for four (4) calendar months, on the same terms and conditions as before your separation, beginning the first day of the month after your Separation Date. The Company's obligation to make these payments will stop immediately if you become eligible for other health coverage at the expense of another employer. You agree to immediately provide the Company written notice of the availability of health coverage within that time period.  Although you are entitled to COBRA coverage whether or not you sign this Separation Agreement, if you want the Company to pay your COBRA premium(s) for the above-referenced time period, you must sign this Separation Agreement. If you do not sign this Separation Agreement, our COBRA administrator will mail a COBRA enrollment packet to your home within 30 days of your last day of employment.  You will have 60 days from date of notification to elect COBRA coverage.  You must send in your enrollment forms to our COBRA administrator to activate coverage.  Should you timely elect COBRA, the effective date of your continued coverage will be retroactive to the date your current coverage otherwise would have ceased.

6.
SUPPLEMENTAL PAYMENT FOR COBRA. If you sign this Separation Agreement, the Company will also make a supplemental payment to you in the form of a lump sum payment in the amount of $24,000, subject to standard deductions and withholdings, which is intended to help you cover the costs of your COBRA premiums for approximately 14 calendar months after the Company has stopped paying your COBRA premiums as described in paragraph 5 above. You will receive this payment within 30 days of the latter of the Separation Date or the Effective Date (see item 17).

7.
AT-WILL EMPLOYMENT. Your employment remains at-will and nothing contained in this Separation Agreement is intended to create or imply any contrary policy. Either you or the Company may terminate your employment at any time, with or without cause or notice. If, however, the Company terminates your employment before the Separation Date for reasons other than cause, you will remain eligible for separation pay, any applicable bonus (if you are otherwise eligible under the program), equity acceleration, and payment of your COBRA premiums in accordance with Section 5 (unless you are or become eligible for other health coverage at the expense of another employer). If you are terminated for cause, you will receive only your unpaid wages through termination, any accrued and unused vacation, and any ESPP contributions withheld thus far for the current purchase period (if applicable), subject to standard payroll deductions and withholdings. In the event of early termination (by either you or the Company for any reason), any stock options and RSUs will cease vesting as of the earlier date of separation.

8.
OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive nor are you entitled to receive any additional compensation, severance or benefits after the Separation Date. You recognize and agree that your employment relationship with the Company is permanently and irrevocably severed and the Company has no obligation, contractual or otherwise, to hire, re-hire or re-employ you in the future.

9.
EXPENSE REIMBURSEMENTS. Within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting any and all authorized business expenses you incurred through the Separation Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

10.
RETURN OF COMPANY PROPERTY. By the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property and materials in your possession, or your control, including, but not limited to, Company files, laptop, Blackberry or iPhone, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof).

11.
PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement which include but are not limited to the obligation to refrain from any unauthorized use or disclosure of any confidential or proprietary information of the Company as well as the obligation to not solicit (directly or indirectly) eBay Inc. employees for a period of one year (12 months). Failure to comply with this provision shall be a material breach of this Agreement. A copy of your Employee Proprietary Information and Inventions Agreement is available upon request.

12.
NONDISPARAGEMENT. You agree not to disparage the Company, or the Company’s officers, directors, employees, shareholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. Failure to comply with this provision shall be a material breach of this Agreement.

13.
SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), you and the Company shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service,” within the meaning of Section 409A of the Code. Any reimbursement or advancement payable to you pursuant to this Agreement or otherwise shall be conditioned on your submission of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to you pursuant to its regular business practice, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

14.
RELEASE OF CLAIMS. In consideration for the payments and other promises and undertakings contained in this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Company at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation or other time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; any and all causes of action, including but not limited to actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, fraud, and any and all claims arising under any federal, state or local law or statute, including, but not limited to, the California Fair Employment and Housing Act; Business and Professions Code 17200; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Fair Labor Standards Act; the Employee Retirement and Income Security Act; the Americans with Disabilities Act, 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Family and Medical Leave Act; the California Family Rights Act; the California Labor Code; the California Civil Code; the California Constitution; and any and all other laws and regulations relating to employment termination, employment discrimination, harassment or retaliation, claims for wages, hours, benefits, compensation, and any and all claims for attorneys’ fees and costs, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws.

You further agree that you have been paid all undisputed wages due or earned, and as to any further alleged unpaid wages due, you agree that there is a bona fide and good-faith dispute as to whether such wages are due and based on this dispute and the consideration provided under the agreement, you release and waive any such claims.
This Agreement does not waive rights or claims under federal or state law that you cannot, as a matter of law, waive by private agreement, such as a right of indemnification under Labor Code Section 2802. Additionally, nothing in this Agreement precludes you from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission. However, while you may file a charge and participate in any proceeding conducted by the Equal Opportunity Commission, by signing this Agreement, you waive your right to bring a lawsuit against the Company and waive your right to any individual monetary recovery in any action or lawsuit initiated by the Equal Employment Opportunity Commission.

15.
RELEASE OF UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby knowingly, intentionally, and expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against the Company.

16.
MISCELLANEOUS. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, prior agreements and communications, whether oral or written, as to the specific subjects of this letter by and between you and the Company. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right, nor shall any waiver by the Company of any breach of this Agreement be a waiver of any preceding or succeeding breach. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

17.
I ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY THIS WRITING, AS REQUIRED BY THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA) AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT (“OWBPA”), THAT: (a) MY WAIVER AND RELEASE DO NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EXECUTION DATE OF THIS AGREEMENT; (b) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; (c) I HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT (ALTHOUGH I MAY CHOOSE TO VOLUNTARILY EXECUTE THIS AGREEMENT EARLIER); (d) I HAVE SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT BY THE PARTIES TO REVOKE THE AGREEMENT; AND (e) THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THE DATE UPON WHICH THE REVOCATION PERIOD HAS EXPIRED, WHICH WILL BE THE EIGHTH DAY AFTER THIS AGREEMENT IS EXECUTED BY ME, PROVIDED THAT THE COMPANY HAS ALSO EXECUTED THIS AGREEMENT BY THAT DATE (“EFFECTIVE DATE”).

Upon acceptance of this Agreement, please sign below and return the executed original to me. Upon your signature below, this will become our binding agreement with respect to your separation from the Company and its terms merging and superseding in their entirety all other or prior agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this Agreement.
eBay Inc.
By:    /s/ Elizabeth Axelrod
Elizabeth Axelrod
SVP, Human Resources

I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS. I AM SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEPARATION BENEFITS DESCRIBED ABOVE:
/s/ Mark Carges                            Date:     September 15, 2014
Mark Carges